Exhibit 2.2

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of September 3, 2013, is entered into among C. R. Bard, Inc., a New Jersey corporation (“Parent”), and the shareholders of Rochester Medical Corporation, a Minnesota corporation (the “Company”), identified on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, each Shareholder owns the number of shares of Common Stock set forth opposite his or her name on Schedule A hereto (such Common Stock held by each Shareholder together with any other shares of Common Stock of the Company acquired by each Shareholder after the date hereof and during the term of this Agreement being collectively referred to herein as the “Subject Shares”); and

WHEREAS, each Shareholder owns the number of Options, Restricted Stock, Restricted Stock Units and other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, or exercisable for or convertible into Common Stock or other equity securities set forth opposite his or her name on Schedule B hereto (such Options, Restricted Stock, Restricted Stock Units and other securities held by each Shareholder together with any other Options, Restricted Stock, Restricted Stock Units or other securities of the Company acquired by each Shareholder after the date hereof and during the term of this Agreement being collectively referred to herein as the “Other Shares”, and together with the Subject Shares, the “Company Shares”); and

WHEREAS, concurrently with or following the execution of this Agreement, Parent, Starnorth Acquisition Corp., a Minnesota corporation (“Merger Sub”) and the Company will enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which MergerSub will merge with and into the Company;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholders execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1.   Defined Terms.  Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

SECTION 2.   Representations and Warranties of each Shareholder.  Each Shareholder hereby represents and warrants to Parent as follows:

(a)                                 Authority; Execution and Delivery; Enforceability.

(i)                                     Such Shareholder has all requisite power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform the obligations and consummate the transactions contemplated hereby.  The execution and delivery by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder.  Such Shareholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar Laws affecting the rights and remedies of creditors generally and general principles of equity.

(ii)                                  The execution and delivery by such Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, require the consent, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Shareholder under, any provision of any contract or agreement to which such Shareholder is a party or by which any properties or assets of such Shareholder are bound or any provision of any Order or Law applicable to such Shareholder or the properties or assets of such Shareholder.

(iii)                               No consent or approval of, or registration, declaration or filing with, any Governmental Body or other Person is required to be obtained or made by or with respect to such Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  No consent of such Shareholder’s spouse is necessary under any “community property” or other Laws in order for such Shareholder to execute, deliver and perform under this Agreement or to consummate the transactions contemplated hereby.

(b)                                 Company Shares.

(i)                                     Such Shareholder is the record and beneficial owner of and has good and marketable title to the Company Shares, free and clear of all Liens and any other material limitation or restriction (including any restriction on the right to vote or otherwise transfer of the Subject Shares) other than pursuant to this Agreement and the Merger Agreement.  Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Company Shares.  Such Shareholder has the sole right to dispose of the Company Shares, and none of such Shareholder’s Company Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement.

(ii)                                  Such Shareholder has the sole right to vote the Subject Shares, and none of such Shareholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares.

(c)                                  Acquisition Proposals.  Such Shareholder is not currently engaged in any discussions or negotiations with any Person (other than Parent and Merger Sub) regarding any Acquisition Proposal.

SECTION 3.   Representations and Warranties of Parent.  Parent hereby represents and warrants to the Shareholders as follows: Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.  Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any contract or agreement to which Parent is a party or by which any properties or assets of Parent are bound or any provision of any Order or Law applicable to Parent or the properties or assets of Parent.  Except as set forth in the Merger Agreement and as required under the Exchange Act, no consent or approval of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.   Covenants of the Shareholders.  Each Shareholder covenants and agrees as follows:

(a)                                 Prior to the Expiration Date, at any Company Shareholder Meeting, and at any adjournment or postponement thereof, called to seek the Required Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Company Documents, the Merger or any other transaction contemplated thereby is sought, such Shareholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted), in person or by proxy, the Subject Shares in favor of (i) granting the Required Approval and (ii) any proposal to adjourn any Company Shareholder Meeting which Parent supports.

(b)                                 Prior to the Expiration Date, at every meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Shareholder’s vote, consent or other approval (including by written consent) is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any Adverse Acquisition Agreement or other merger agreement or merger (other than the Merger Agreement and the Merger), share exchange, consolidation, combination, dual listed structure, sale of substantial assets, issuance of securities, reorganization, recapitalization, dissolution, liquidation, winding up or other extraordinary transaction of or by the Company, (ii) any Acquisition Proposal or Superior Proposal and (iii) any amendment of the Company’s Articles of

Incorporation or the Bylaws or other action, proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other action, proposal or transaction would reasonably be expected to impede, interfere with, delay, frustrate, prevent or nullify any provision of the Merger Agreement, the Ancillary Documents or any other agreement contemplated by the Merger Agreement, the Merger or any other transaction contemplated thereby, inhibit the timely consummation of the transactions contemplated thereby or change in any manner the voting rights of any class of capital stock of the Company.  Such Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c)                                  Such Shareholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Shareholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in a manner consistent with this Section 4.  Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement and the applicable Ancillary Documents in reliance upon such Shareholders’ execution and delivery of this Agreement.  Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in consideration of the execution of the Merger Agreement by Parent and Merger Sub, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement.  Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked.  Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of all applicable Law, including Section 302A.449 of the Minnesota Business Corporations Act (the “MBCA”).  The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.  With respect to the proxy granted hereunder by such Shareholder, Parent agrees not to exercise this proxy if such Shareholder complies with his or her obligations in this Agreement.  Such Shareholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(d)                                 Prior to the Expiration Date, such Shareholder shall not (i) directly or indirectly offer,  sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option, agreement, understanding or other arrangement (including any profit sharing arrangement) with respect to a Transfer of, any of such Shareholder’s Company Shares, or any interest therein, to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of such Shareholder’s Subject Shares or (iii) commit or agree to take any of the foregoing actions.

(e)                                  Such Shareholder shall not engage, nor shall it authorize or permit any investment banker, attorney, accountant or other representative or agent (collectively, the “Shareholder Representatives”) of such Shareholder to engage, directly or indirectly, in any activity that would be prohibited pursuant to Section 4.11 of the Merger Agreement.  Notwithstanding anything to the contrary in this Agreement, if the Company, in compliance with the provisions of Section 4.11 of the Merger Agreement, has provided information to or entered into discussions or negotiations with, any Person in response to an Acquisition Proposal made by such Person, then such Shareholder and his or her Shareholder Representatives may provide information to and engage in discussions or negotiations with such Person only to the extent the Company and its Subsidiaries and their respective officers and directors and the Company Representatives are permitted to do so pursuant to the terms of Section 4.11 of the Merger Agreement, but only if instructed by the Company Board to provide such information or engage in such discussion or negotiation.

(f)                                   Such Shareholder shall not issue any press release or make any other public statement with respect to the Merger Agreement, the Ancillary Documents, the Merger or any other transaction contemplated thereby without the prior consent of Parent.

(g)                                  Such Shareholder shall not exercise any dissenters rights available to such Shareholder pursuant to Sections 302A.471 and 302A.473 of the MBCA.

(h)                                 Notwithstanding anything in this Agreement to the contrary, each Shareholder shall not be limited or restricted in any way from acting in such Shareholder’s fiduciary capacity as a director or officer of the Company, in order for such Shareholder to comply with such Shareholder’s fiduciary duties as a director or officer of the Company.  In addition, notwithstanding anything in this Agreement to the contrary, each Shareholder shall not be limited or restricted in any way from voting in such Shareholder’s sole discretion on any matter other than the matters referred to in Sections 4(a) and (b) hereof.  The parties acknowledge that this Agreement shall apply to each such Shareholder solely in such Shareholder’s capacity as a shareholder of the Company and that each such Shareholder makes no agreement or understanding herein in his capacity as a director or officer of the Company.

SECTION 5.   Maximum Shares Subject to Agreement.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any Shareholder, together with each other Shareholder (collectively, the “Supporting Shareholders”) to vote their shares of Common Stock subject thereto (the “Supporting Shareholder Shares”) representing collectively in the aggregate more than 19.99% of the issued and outstanding shares of Common Stock in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.  In the event that the aggregate number of Supporting Shareholder Shares and Subject Shares exceeds 19.99% of the issued and outstanding shares of Common Stock, then each Shareholder agrees to vote, or cause to be voted, a Proportionate Share of his or her Subject Shares in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, such that the aggregate number of Supporting Shareholder Shares and Subject Shares shall equal but not exceed 19.99% of the issued and outstanding shares of Common Stock. The “Proportionate Share” for each Shareholder shall be equal to the product of (i) the number of shares representing 19.99% of the issued and outstanding shares of Common Stock, multiplied by (ii) the quotient of the number of shares of Common Stock held by such Shareholder divided by the aggregate number of shares of Common Stock held by all of the Supporting Shareholders.

SECTION 6.   Termination.  This Agreement shall terminate upon the earliest to occur of (i) the mutual consent of the parties hereto, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms (such earliest time, the “Expiration Date”).

SECTION 7.   Additional Matters.

(a)                                 Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b)                                 All rights, ownership and economic benefits of and relating to the Company Shares shall remain vested in and belong to each Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Shareholder in the voting of any of the Company Shares, except as otherwise provided herein.

SECTION 8.   General Provisions.

(a)                                 Entire Agreement; Amendments.  This Agreement (including the Schedules hereto) represents the entire understanding and agreement between the parties with respect to the subject matter herein and can be amended only by a written instrument signed by each of the parties.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies, equitable or legal.

(b)                                 Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of transmission); or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, to Parent in accordance with Section 7.9 of the Merger Agreement and to each Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c)                                  Interpretation.  Unless otherwise expressly provided, for purposes of this Agreement and any Schedules attached hereto, the following rules of interpretation shall apply:

(i)                                     The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement;

(ii)                                  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iii)                           The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(iv)                              The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise expressly requires;

(v)                                 The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(vi)                              The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)                                 Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties.

(e)                                  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(f)                                   No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(g)                                  Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance, validity, interpretation, construction and enforcement of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to any choice or conflict of laws provisions or rules (whether of the State of Delaware or otherwise) that would require the application of the Law of any other jurisdiction.

(h)                                 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i)                                     The parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery, and in the absence of such jurisdiction, the exclusive jurisdiction of any other federal or state court located within the State of Delaware, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)                                  Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8(b).

(iii)                               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT AGREES AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF EACH RESPECTIVE PARTY’S RIGHT TO TRIAL BY JURY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(h)(iii).

(i)                                     Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder by any party may be made without the prior written consent of the other party and any attempted assignment without the required consent shall be void, provided, however, that Parent may assign, or may cause its permitted affiliates to assign, (without the other party’s consent) this Agreement to any entity in accordance with the procedures set forth in the following sentence.  Parent may assign (without the other party’s consent) this Agreement and any or all of their respective rights or obligations hereunder (including Parent’s rights to seek indemnification hereunder) to any Affiliate of Parent, but no such assignment shall relieve Parent of any Liability hereunder.

(j)                                    Remedies.  The parties agree that irreparable damage would occur in the event that any term or provision of this Agreement was not performed by any party in accordance with the terms hereof and that each party shall be entitled to (after obtaining the appropriate court order pursuant to this Section 8(j)) an injunction or injunctions to prevent breaches of this Agreement or specific performance of the terms and provisions hereof, in addition to any other remedies to which such party is entitled at law or in equity, in each case without the requirement of posting any bond or other type of security.  Each party hereby agrees not to raise any objection or legal or equitable defense to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by another party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of another party under this Agreement.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

C. R. BARD, INC.

By:	/s/ Christopher S. Holland
	Name:	Christopher S. Holland
	Title:	Senior Vice President and Chief
Financial Officer

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

/s/ Anthony J. Conway
Anthony J. Conway

/s/ David A. Jonas
David A. Jonas

/s/ Darnell L. Boehm
Darnell L. Boehm

/s/ Peter H. Shepard
Peter H. Shepard

/s/ Richard W. Kramp
Richard W. Kramp

/s/ Philip J. Conway
Philip J. Conway

/s/ Martyn R. Sholtis
Martyn R. Sholtis

/s/ Robert M. Anglin
Robert M. Anglin

/s/ James M. Carper
James M. Carper

/s/ Sarah L. Grinde
Sarah L. Grinde

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

SCHEDULE A

Name and Address of Shareholder*	Number of Common Shares

Anthony J. Conway One Rochester Medical Drive Stewartville, MN 55976-1647	870,159

David A. Jonas One Rochester Medical Drive Stewartville, MN 55976-1647	62,500

Darnell L. Boehm One Rochester Medical Drive Stewartville, MN 55976-1647	14,000

Peter H. Shepard One Rochester Medical Drive Stewartville, MN 55976-1647	4,100

Richard W. Kramp One Rochester Medical Drive Stewartville, MN 55976-1647	0

Philip J. Conway One Rochester Medical Drive Stewartville, MN 55976-1647	403,743

Martyn R. Sholtis One Rochester Medical Drive Stewartville, MN 55976-1647	20,000

Robert M. Anglin One Rochester Medical Drive Stewartville, MN 55976-1647	10,600

James M. Carper One Rochester Medical Drive Stewartville, MN 55976-1647	500

Sarah L. Grinde One Rochester Medical Drive Stewartville, MN 55976-1647	1,223

[Schedule a to voting and support agreement]

SCHEDULE B

Name and Address of Shareholder	Number of Options	Number of Shares of Restricted Stock	Number of Restricted Stock Units

Anthony J. Conway One Rochester Medical Drive Stewartville, MN 55976-1647	236,000	0	80,432

David A. Jonas One Rochester Medical Drive Stewartville, MN 55976-1647	174,000	30,000	39,688

Darnell L. Boehm One Rochester Medical Drive Stewartville, MN 55976-1647	88,000	10,642	0

Peter H. Shepard One Rochester Medical Drive Stewartville, MN 55976-1647	0	18,642	0

Richard W. Kramp One Rochester Medical Drive Stewartville, MN 55976-1647	0	12,281	0

Philip J. Conway One Rochester Medical Drive Stewartville, MN 55976-1647	137,000	0	33,833

Martyn R. Sholtis One Rochester Medical Drive Stewartville, MN 55976-1647	147,000	20,000	36,784

Robert M. Anglin One Rochester Medical Drive Stewartville, MN 55976-1647	55,000	0	22,004

James M. Carper One Rochester Medical Drive Stewartville, MN 55976-1647	70,000	0	30,587

Sarah L. Grinde One Rochester Medical Drive Stewartville, MN 55976-1647	0	12,000	8,476

[Schedule b to voting and support agreement]